Exhibit 10.5

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED PROGRAM AGREEMENT

This Amended and Restated Program Agreement (“Agreement”) dated this 8th day of October, 2007, between JACKSON HEWITT INC., a Virginia corporation (“Jackson Hewitt”) with its principal place of business at 3 Sylvan Way, Parsippany, New Jersey 07054, HSBC TAXPAYER FINANCIAL SERVICES INC., a Delaware corporation, with offices located at 90 Christiana Road, New Castle, Delaware (“HSBC”) and BENEFICIAL FRANCHISE COMPANY, INC., a Delaware corporation and an affiliate of HSBC, with its principal offices located at 90 Christiana Road, New Castle, Delaware (“Beneficial Franchise”).

Recitals

WHEREAS, Jackson Hewitt is the franchisor of the Jackson Hewitt Tax Service® tax preparation system to independently owned and operated franchisees (“Franchisees”); and

WHEREAS, the Franchisees provide to customers computerized federal and state individual income tax return preparation with electronic filing and offer or facilitate related services; and

WHEREAS, HSBC administers, and its affiliate offers, certain financial products to customers of tax service companies; and

WHEREAS, Beneficial Franchise is the owner of certain patents which provide Beneficial Franchise with rights to certain processes and methods used in the processing and administration of certain financial products; and

WHEREAS, HSBC desires the opportunity for itself and its affiliate to respectively administer and offer financial products to certain customers of Jackson Hewitt Tax Service, and Jackson Hewitt desires that HSBC and its affiliate respectively administer and offer financial products to such customers on the terms and conditions set forth in this Agreement; and

WHEREAS, if customers accept an offer of financial products, HSBC shall arrange for the provision of such financial products and administer the program as more fully set forth in this Agreement; and

WHEREAS, HSBC desires, and Jackson Hewitt agrees to provide, its marketing and training services and personnel in connection with and to devote support and additional resources in support of the Program; and

WHEREAS, the parties desire to amend and restate the Program Agreement by and between the parties dated February 24, 2006; and

WHEREAS, simultaneous with the execution of this Agreement HSBC shall enter into an amended and restated technology services agreement with Jackson Hewitt Technology Services LLC in connection with HSBC and its affiliate respectively administering and offering the Program (“Amended and Restated Technology Services Agreement”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. In addition to the other definitions set forth in the Agreement, the following terms are defined as follows:

1.1 “AR” shall mean an assisted refund with check or direct deposit, or such other product or terminology used to describe the process by which the Originator receives the Customer’s refund from the taxing authority through a deposit account set up by the Originator before forwarding the net proceeds to the recipient.

1.2 “Applicant” shall mean an individual electing to apply for a Financial Product at the office location of an Operator in connection with the Program.

1.3 “Application” shall mean one or more HSBC Financial Product application forms to be used by an Applicant, including any supplemental application forms.

1.4 “Applicable Law” shall mean all applicable federal, state and local laws, rules and regulations.

1.5 “Business Day” shall mean any day that is not a Saturday, Sunday legal holiday or other day on which banks in the state of New York are required or permitted to be closed.

1.6 “Customer” shall mean a Jackson Hewitt Tax Service customer that is also a customer of Originator and such customer receives a RAL, a funded Federal AR, or a funded State AR from Originator in 2008. For purposes of this definition, joint borrowers, joint recipients, or an applicant and a joint filer of such a financial product shall constitute one “Customer” and a customer that receives a (i) RAL and a funded State AR, or (ii) funded Federal AR and funded State AR shall count as two “Customers”. A customer that receives a Money Now Loan and a RAL shall constitute one “Customer”.

1.7 “Financial Product” shall mean a RAL, Money Now Loan, and AR (Federal and State) offered pursuant to the terms of this Agreement. The term “Financial Product” does not include an Assisted Refund/Bank Loan (“AR/BL”) or similar product.

1.8 “IRS” shall mean the Internal Revenue Service.

1.9 “Marks” shall mean the names, trademarks, service marks, trade names, service names, and logos of a party,, as the same may be amended from time to time.

1.10 “Money Now Loan” shall mean a loan by the Originator to an Applicant based on, among other things, the Applicant’s anticipated Federal income tax refund, with proceeds of such loan available on the same day the loan is approved by the Originator, with a final tax return being prepared and filed with the IRS, based on the Applicant’s W2, in the same office visit as the Applicant applies for such a loan.

1.11 “Originator” shall mean the state or nationally chartered banking institution, designated by HSBC in accordance with Section 4.1.

1.12 “Program Protocols” shall mean those processes and procedures developed by HSBC for offering Financial Products pursuant to the Program, including, but not limited to, EFS Requirements, Quick Reference Guide, HSBC Bank Book materials, and the HSBC Bank Product Compliance Training materials.

1.13 “Program Requirements” shall mean the requirements set forth in Section 3.3 and any other requirements mutually agreed upon in writing by the parties.

1.14 “Qualifying Procedures” shall mean procedures developed from time to time by HSBC relating to an Applicant qualifying to apply for Financial Products and the Application process pursuant to the Program.

1.15 “RAL” shall mean a refund anticipation loan based upon, among other things, and secured by, an Applicant’s anticipated Federal income tax refund.

1.16 “Tax Season” shall mean, with respect to 2008, the period beginning on January 11, 2008, and ending on the last day an individual is permitted to file a federal income tax return with the IRS without extension, typically April 15, 2008, and with respect to 2007, the period beginning on the first day a RAL or Money Now Loan was made, and ending on the last day an individual was permitted to file a federal income tax return with the IRS without extension, typically April 15, 2007.

2.	THE PROGRAM.

2.1 The Program. Pursuant to the terms and subject to the conditions of this Agreement, HSBC shall administer, and its designated Originator as provided for herein shall offer, Financial Products to certain customers of Jackson Hewitt Tax Service (as determined herein) (the “Program”).

2.2 Limited Exclusivity.

(a) HSBC (or its designated Originator) shall have the opportunity to offer Financial Products to customers of designated Jackson Hewitt Tax Service Operators based upon such

Operators’ office locations as set forth in Section 2.2(b). With respect to an Operator’s location which is designated as an HSBC location hereunder, then Jackson Hewitt shall not contract with any other financial product provider to have the opportunity to offer Financial Products to the customers of such Operator’s location without HSBC’s prior consent.

(b) HSBC (or its designated Originator) shall offer, and shall be the sole and exclusive provider of, Financial Products to Jackson Hewitt Tax Service customers of all locations [*].

(c) With respect to the designated locations as referenced in this Article 2, Jackson Hewitt shall require the Operators of such locations to enter into separate agreements, with HSBC, in the form attached hereto as Exhibit 2.2(c), with HSBC to enroll and participate in the Program (each, a “Franchisee Agreement”). Jackson Hewitt shall distribute and collect executed agreements, no later than [*]. In the event an Operator has not executed a Franchisee Agreement by [*], such Operator shall not be permitted to participate in the Program. Jackson Hewitt shall use commercially reasonable efforts to cause each Franchisee operating a designated location to not operate in any competing program for designated locations. Jackson Hewitt shall enforce its rights under its franchise agreements with respect to compliance with the foregoing by its Franchisees and to assist HSBC in enforcing its rights under the Franchisee Agreements. Notwithstanding anything contained herein to the contrary, nothing herein shall create any obligations or rights between Operators and HSBC. Any and all such obligations or rights shall be set forth in the Franchisee Agreement, including the Operators obligations to follow applicable Program Protocols.

3.	RIGHTS, DUTIES AND OBLIGATIONS OF JACKSON HEWITT.

3.1 Duties. Jackson Hewitt shall comply with all applicable Program Protocols and Applicable Law in connection with the performance of its obligations hereunder. With respect to obligations of the Operators hereunder, and notwithstanding anything to the contrary set forth herein, Jackson Hewitt agrees to use commercially reasonable efforts to encourage compliance by Franchisees with Applicable Law and applicable Program Protocols, and take actions reasonably deemed appropriate by Jackson Hewitt in the event of non-compliance, including exercising rights under the respective franchise agreements with respect to Franchisees.

3.2 Training. Jackson Hewitt shall devote employees and resources necessary to provide training to Operators and corporate staff in connection with the facilitation of the Program, including with respect to forms, documents, product descriptions and the Profiler ® system. Jackson Hewitt shall provide a training manual to Operators and shall also provide other mutually agreed to training to the Operators.

3.3 Program Requirements. Jackson Hewitt shall cause Franchisees to perform the following Program Requirements:

(i) prepare and/or collect and file with appropriate taxing authorities federal and state income tax returns (the “Returns”) for its customers.

(ii) require each Applicant to complete and sign the Application and to provide all requested information as part of the Application process, take such action as shall be reasonably necessary to obtain the certification required by the Application, and ensure that all material information received from the Customer, including social security number(s), is accurately reflected.

(iii) complete IRS Form 8879 and any such other IRS or state forms as are required to complete the Application process and have such forms signed by the Applicant and an employee of the Operator. Such forms shall indicate that the account is a “checking” account and that the source is “other”, and shall include information provided by HSBC (such as the applicable check routing number and applicable client account number) and shall name Originator as the financial institution and the same information shall be contained in the appropriate data fields as part of the electronically filed Return.

(iv) follow all Qualifying Procedures and all procedures built into the Profiler® system.

(v) deliver to Applicant, have them sign, if applicable, and provide Applicant with a copy of the signed Application, signed IRS Form 8879 or similar form, and signed Loan Agreement and Disclosure Statement(s), and any other agreements and documents required as part of the Program.

(vi) retain a copy of each Applicant’s signed documents relating to the Program in the Applicant’s customer file maintained by the Operator for a period of five years from the date on such documents (after which time such documents must be discarded in accordance with applicable legal requirements) and to forward to HSBC copies of all such documents within ten (10) business days after HSBC’s written request.

(vii) (a) affix a facsimile signature by way of an imprint of the authorized signatory of Originator for those customers that elect their Financial Product to be disbursed by check, (b) take reasonable measures to keep such checks secure and safeguarded against loss or misuse; and (c) deliver such checks to Applicants in accordance with Program Protocols.

(viii) promptly notify HSBC, in the event an Applicant notifies such Operator that a check disbursed by such Operator has become lost, or that the Applicant has not received a check mailed by HSBC within fourteen (14) days of expected receipt, to: (i) cause a stop payment; and (ii) facilitate the issuance of a new check and an indemnifying bond in a form satisfactory to HSBC, which bond shall be completed by the Customer.

3.4 Marketing Materials. Jackson Hewitt may (but shall not be obligated to) create marketing or promotional materials that relate, in whole or in part, to the Program. In all cases in which HSBC’s or Originator’s Marks are used in such materials or Financial Products are referenced, such materials shall conform to HSBC’s guidelines that have been provided to Jackson Hewitt in advance of the 2008 Tax Season. Jackson Hewitt shall provide the bulk of such materials, as they are developed, prior to [*], and may thereafter provide additional materials on a case by case basis. HSBC shall have the opportunity to review, comment upon, and approve or disapprove the same within [*] of its receipt thereof.

3.5 Access to Offices. Jackson Hewitt shall require each Operator participating in the Program to grant HSBC access to such Operator’s office locations upon reasonable notice to Jackson Hewitt for the purpose of assisting and facilitating the operation of the Program at such office locations. The foregoing shall be set forth in the Franchisee Agreement. Further, in connection with such access, HSBC may inspect any forms, documents, marketing and promotional materials, and check stock that the Operator may possess relating to the Program.

3.6 Franchisees. Jackson Hewitt acknowledges that the Originator is a regulated financial institution and has ultimate control in the setting of the credit criteria and fees it charges to customers. Further, neither Jackson Hewitt nor Franchisees may impose any fees or charges in connection with the facilitation of Financial Products under the Program.

3.7 Compliance Program. Jackson Hewitt shall comply with the Compliance Program as set forth in Exhibit 3.7.

3.8 Customer Contact. With respect to communications with customers, at no time shall Jackson Hewitt (a) make any comments about HSBC, other than in reference to the fact that the customer is a HSBC customer, or (b) take action or make any comment detrimental to HSBC business in its communications with customers, without the prior consent of HSBC. In the event of any of the foregoing, Jackson Hewitt shall promptly notify HSBC.

3.9 Use of Information. Jackson Hewitt shall only use, and shall cause its affiliates to only use, any information provided hereunder or in connection with the Financial Products for purposes related to the Program and for no other purposes.

4.	RIGHTS, DUTIES AND OBLIGATIONS OF HSBC.

4.1 Designation of Originator. HSBC Bank USA, N.A. shall be the designated Originator of the Program until such time that a different state or nationally charted financial institution is designated by HSBC. If the Originator is not to be HSBC Bank USA, N.A., HSBC shall deliver written notice to Jackson Hewitt setting forth the name of the institution designated to be the Originator and the time period during which the Originator will originate Financial Products, such notice to be delivered either (a) earlier than [*], or (b) later than [*]. All Originators shall have sufficient net worth to support the Program.

4.2 The Program.

(a) Offering Financial Products. HSBC or its Originator shall offer Financial Products to Jackson Hewitt Tax Service customers as designated pursuant to Article 2 hereof in accordance with the terms of this Agreement, all other agreed to terms of the Program, and the Program Protocols. HSBC shall administer and the Originator shall provide Financial Products to Applicants in accordance with this Agreement, all other agreed to terms of the Program, and the Program Protocols, and applicable established credit criteria. Notwithstanding anything herein to the contrary, HSBC or its Originator shall only offer and provide, and HSBC shall only administer, (i) RALs and Money Now Loans beginning on [*] and ending on [*], and (ii) ARs beginning on [*] and ending on [*].

(b) HSBC shall process Applications and administer Financial Products with respect to such Applications facilitated by Franchisees according to the credit criteria established by HSBC (or the Originator) subject to the terms of this Agreement. In accordance with the Application, HSBC shall cause Originator to establish an account (“Deposit Account”) for Customers, and Originator shall maintain the right to offset against all sums received from the IRS or state taxing authority which are deposited in the Deposit Account in connection with such Applicant’s refund all monies owed in connection with the Financial Product and certain previous financial products. Originator shall not offset monies from the proceeds of any Financial Products or from the Deposit Account for amounts owed to Jackson Hewitt and Franchisees, other than for charges owed for tax preparation, Gold Guarantee, the Cash Card and the Payroll Card that are related to the current year Financial Product. If a Customer is mailed a refund check rather than receiving the refund electronically in the Deposit Account, or receives a refund less than the amount anticipated, then Originator shall have the right under the Application with the Customer to be paid directly by such Customer.

(c) HSBC’s Program shall not take actions that would be unreasonably impractical for Jackson Hewitt and the Franchisees to administer or facilitate in connection with the Program.

(d) HSBC shall not be obligated to make RALs or Money Now Loans to applicants who are Covered Borrowers within the meaning of the regulations implementing the John Warner Defense Authorization Act, Pub.L. 109-364, Section 670.

4.3 Delivery of Authorized Charges. HSBC shall, upon delivery to Jackson Hewitt of an Applicant’s funding record or check print record, remit on the same Business Day(s) if such record is received by 6 pm ET on that day, directly by way of an automated clearing house credit to the appropriate bank account (as identified to HSBC in writing by Jackson Hewitt), all fees or charges authorized by the Applicant for payment to Jackson Hewitt or the Operator. Jackson Hewitt shall use commercially reasonable efforts to require an Operator to deliver a reconciliation record within two (2) Business Days after such funding.

4.4 Establishment of Program Parameters. Prior to the 2008 Tax Season HSBC or its Originator shall determine the Program parameters, including all fees related to Financial Product offerings to customers, Qualifying Procedures, Program Protocols, and the credit criteria that shall apply to each loan product. HSBC shall deliver information concerning the aforementioned fees, Qualifying Procedures, Program Protocols, and credit criteria (other than credit criteria related to proprietary scoring) in writing to Jackson Hewitt no later than [*]. HSBC may not modify any of the aforementioned fees, Qualifying Procedures, Program Protocols, or credit criteria (other than credit criteria related to proprietary scoring) for the ensuing Tax Season after such information is so provided to Jackson Hewitt unless (a) such a modification is approved by

Jackson Hewitt, which approval shall not be unreasonably withheld, (b) there is a legislative or regulatory event that adversely affects the Program, or (c) unless there is an event that renders the Program infeasible, unworkable, or unprofitable. Financial Products in the Program shall have a pricing structure consistent with past practice of HSBC programs offered to Jackson Hewitt Tax Service customers (that is, a RAL shall have a finance charge and a fee shall be charged for the opening and administration of the Deposit Account), although the amount of such fees may be different, and unless Jackson Hewitt has consented to an alternative structure. HSBC or its Originator shall offer all Financial Products at all times during the Tax Season.

4.5 Development of Forms/Materials. HSBC shall develop materials for the offering, receipt and processing of Applications, and in connection with the Program Protocols, and shall create and distribute to Jackson Hewitt for its prior review forms to be used by each Operator. HSBC may, but shall not be required to, create solicitation, marketing and/or promotional materials relating to the Program, each of which (if created) shall be subject to Jackson Hewitt’s prior review. HSBC covenants and agrees that the Program Protocols and all documents and materials created or provided by HSBC (or by it on behalf of Originator) shall comply with Applicable Law. All such forms, consents and other materials prepared by HSBC shall be delivered to Jackson Hewitt to provide Jackson Hewitt with sufficient time to review and comment in advance of the Tax Season. HSBC shall deliver its Program Protocols to Jackson Hewitt by [*]. All such forms, documents, and materials shall be reasonably customized for the Program to take into account the specific names of Financial Products.

4.6 Compliance with Laws, Rules and Regulations. HSBC and the Originator shall comply with all Applicable Law in connection with their respective administering and offering of the Program and the performance of their respective obligations hereunder and under the Program.

4.7 Review of Marketing Materials Prepared by Jackson Hewitt. HSBC shall review, comment upon, and approve or disapprove marketing materials submitted to HSBC by Jackson Hewitt within [*] of receipt.

4.8 Check Stock. HSBC shall provide Franchisees with an adequate supply of consecutively numbered disbursement checks upon which they may affix a facsimile signature by way of an imprint of the authorized signatory of Originator for those customers that elect their Financial Product to be disbursed by check. HSBC shall replenish such check stock promptly upon the request of such Operator or Jackson Hewitt (including, if necessary, by overnight delivery at HSBC’s expense, unless Jackson Hewitt failed to exercise due care in making such a request or in the handling of check stock).

4.9 Processing of Loan Applications; Check Print Authorizations. HSBC shall timely process each Application, provided that HSBC shall in the ordinary course of business process (i) Money Now Loan Applications within three minutes of receipt of such Application from an Operator or Jackson Hewitt, and (ii) RAL Applications prior to the expiration of eight hours after having received from the Operator or Jackson Hewitt an acknowledgment of the due filing of the Applicant’s Return, together with any corresponding debt indicator, as received from the

IRS (unless such failure to do so is caused by an event affecting the industry generally or is otherwise outside of HSBC’s control). The foregoing process times shall, in each case, be met [*] of the time (i.e. a [*] service level). Upon the approval of an Application, HSBC shall promptly communicate check print authorizations to the Operator.

4.10 Availability of Funds. HSBC shall have sufficient funds available at all times to pay, or cause the payment of, all Financial Products disbursements authorized for disbursement.

4.11 Reports. HSBC shall provide, in a timely fashion, such reports to Jackson Hewitt as HSBC provided in connection with the 2007 Tax Season; provided that HSBC is not required to provide reports which contain information regarding other transmitters, non-Customers, proprietary risk model information, or information which may not be disclosed by applicable law. HSBC shall otherwise notify and discuss trend information relating to the Program with Jackson Hewitt. HSBC covenants and agrees that, to the best of its knowledge, all reports will be true, correct and complete in all material respects.

4.12 Solicitation. HSBC shall not engage in any solicitation of Customers or Applicants (other than a general solicitation which does not use information obtained through the Program and that is not otherwise created to be specifically directed at Jackson Hewitt customers) without having obtained Jackson Hewitt’s prior written approval. Jackson Hewitt shall have the right to review and comment on all solicitation materials and lists before any such solicitation take place.

4.13 Online Reports. HSBC shall provide web-based, online reports to Franchisees with respect to Financial Products and the Program as provided during the 2007 Tax Season.

4.15 Training Program. HSBC, at its expense, shall provide the content to Jackson Hewitt for a web based training program for the Franchisees and their respective employees which shall be designed to provide the Franchisees and their respective employees with education and training about the Financial Products and the Program, and Jackson Hewitt shall implement such a program.

4.16 Compliance Program. Jackson Hewitt shall comply with the Compliance Program set forth in Exhibit 3.7.

4.17 Management and Technical Support.

(a) HSBC shall support the Program with non-exclusive staffing.

(b) HSBC shall maintain a “firewall” between personnel exclusively dedicated to other transmitters, tax preparers and software developers and confidential information regarding Jackson Hewitt and the Program.

4.18 Customer Contact. With respect to communications with customers, at no time shall HSBC (a) make any comments about Jackson Hewitt Tax Service, other than in reference to the fact that the customer is a Jackson Hewitt Tax Service customer, or (b) take action or make any comment detrimental to Jackson Hewitt business in its communications with customers, without the prior consent of Jackson Hewitt. In the event of any of the foregoing, HSBC shall promptly notify Jackson Hewitt.

4.19. Applicant Information. Notwithstanding anything herein to the contrary, neither Jackson Hewitt, nor Franchisees shall be held responsible for false or inaccurate information provided by Applicants, unless Jackson Hewitt or Franchisees knew such information was false or inaccurate.

4.20 Access to Offices. HSBC shall have access to each Operator’s office locations, as set forth in the Franchisee Agreements, upon reasonable notice to Jackson Hewitt for the purpose of assisting and facilitating the operation of the Program at such office locations. Further, in connection with such access, HSBC may inspect any forms, documents, marketing and promotional materials, and check stock that the Operator may possess relating to the Program.

4.21 If either party reasonably believes that it is subject to a significant legal risk as a result of a regulatory event, court order, new legislation, or other material event, that party shall immediately notify the other party and discuss a modification of the Program to mitigate such risk.

5.	RIGHTS, DUTIES AND OBLIGATIONS OF BENEFICIAL FRANCHISE.

5.1 Licenses. Beneficial Franchise hereby grants to Jackson Hewitt, its subsidiaries and Franchisees a royalty free, non-assignable, nonexclusive right and license under U.S. Patent Nos. 4,890,228, 5,193,057, and 5,963,921 (“Patent Rights”) to use any data processing system or any method falling within the scope of any claim of the Patent Rights in connection with offering Financial Products. Beneficial Franchise also grants to Jackson Hewitt the exclusive right to grant sublicenses to use any data processing system or method falling within the scope of any claim of the Patent Rights to HSBC.

5.2 Warranties. Beneficial Franchise represents and warrants that it is the true and lawful owner of the Patent Rights, that the Patent Rights do not infringe upon any intellectual property rights of any third parties, that it has the right to grant the rights and licenses described herein and that the Patent Rights are the only patents or license rights Beneficial Franchise owns or has the right to license relating to the Program. BENEFICIAL FRANCHISE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SUBJECT MATTER OF THESE LICENSES.

5.3 Expiration of Licenses. The licenses granted to Jackson Hewitt, its subsidiaries and Franchisees under Section 5.1 above shall run until the termination of this Agreement, and the termination of such licenses shall terminate any sublicenses thereof granted by Jackson Hewitt hereunder.

6.	LICENSE AND SUBLICENSE OF CERTAIN RIGHTS;

6.1 Sublicense of Rights Under Patent. Jackson Hewitt hereby grants to HSBC a non-exclusive and non-assignable right and license under the Patent Rights to use any data processing system or any method falling within the scope of any claim of the Patent Rights in connection with the making of RALs and issuing of ARs to any Applicant.

6.2 License of Trademarks. During the Term and subject to the terms and conditions of this Agreement, each of HSBC and Jackson Hewitt hereby grants to the other a non-exclusive, non-assignable and royalty-free right and license to use, reproduce and display its Marks and the Marks of their respective affiliates relating to the Program, solely in connection with the marketing, making and processing of Financial Products in connection with the Program. Neither party shall at any time adopt or use, or seek to register, without the other party’s prior written consent, any variation of such other party’s Marks, or any mark similar thereto or likely to be confused therewith. Any and all goodwill arising from either party’s use of the other party’s Marks shall inure solely to the benefit of such other party, and neither during nor after the termination of this Agreement shall either party assert any claim to the other party’s Marks or goodwill. Neither party shall use the Marks of the other for any purpose except the purposes specifically set forth herein. All rights in and to the Marks of a party which are not specifically granted to the other herein shall remain with such party.

6.3 Designated Marks. Only those Marks that are designated by a party may be used by the other party or its parents, affiliates, or subsidiaries. Each party may use the other party’s names in connection with the Program or Financial Products, except as provided in Section 11.14.

7.	Compensation.

7.1 Fees Paid to Jackson Hewitt. In consideration of the rights and opportunities granted to HSBC herein, including the rights granted in Article 6, and the performance of services and expense incurred by Jackson Hewitt in connection with the Program, all of which expenses are either directly or indirectly incurred for the benefit of HSBC, HSBC shall pay to Jackson Hewitt, a fee as follows:

(a) HSBC shall pay to Jackson Hewitt, (except as designated below) for Tax Season 2008 [*].

(b) The above consideration shall be due and paid in three equal installments no later than the last Business Day of January, February, and March 2008.

(c) All payments due from HSBC to Jackson Hewitt pursuant to this Article 7 shall be paid by wire transfer per written instructions signed by Jackson Hewitt’s Chief Financial Officer. HSBC shall make all payments as provided in such written instructions unless Jackson Hewitt provides HSBC revised payment instructions in an original written notice that is signed by any two (2) of the following officers of Jackson Hewitt: (i) Chief Financial Officer and Treasurer, (ii) General Counsel, (iii) Controller, and (iv) Vice President – Treasury & Investor Relations. Subject to the requirements set forth in the preceding sentence, Jackson Hewitt shall have the right to direct HSBC to make payments directly to other entities or third parties.

7.2 [*].

7.3 Compensation Paid to HSBC for Compliance Failures. In addition to any other remedies available to HSBC, Jackson Hewitt shall [*] if Jackson Hewitt fails to comply with the Compliance Program requirements set forth in Exhibit 3.7.

7.4 Financial Products. The parties agree that Jackson Hewitt shall have no right to any fees earned by HSBC (or its Originator) for Financial Products. The parties agree that HSBC (or the Originator) is the sole owner of the loans made under the Program.

8.	TERM; TERMINATION.

8.1 Term of Agreement. This Agreement shall become effective on the date hereof and shall terminate and expire on October 31, 2008 (the “Term”) and shall not be extended.

8.2 Termination.

(a) Any party may terminate this Agreement (i) on the fifth (5th) day after receipt of written notice, or in the case of the period from January 1 to April 15 the tenth (10th) day after receipt of written notice, by a party during a Tax Season, of its material breach of the performance of its obligations or duties hereunder (provided that the breaching party has failed to cure such breach within such five-day or ten-day, as the case may be, period); (ii) the offering of the Program is no longer feasible or practical due to legal, legislative or regulatory events, determinations, enactments or interpretations; (iii) the [*], or (iv) legislation is enacted which prohibits a tax preparer or electronic return originator from sending a tax return to a lender in connection with an application for a RAL. In the case of (ii), (iii), or (iv) (if the event, determination, enactment, interpretation, elimination, or legislation affects or relates to both RALs and ARs), prior to providing a termination notice, the parties shall first discuss ways to modify the Program, including, but not limited to, the possibility of only offering ARs, but if such a discussion does not result in an agreed upon resolution in a period of time not to exceed 5 days, any party, in its sole discretion, may thereafter provide the termination notice to the other parties; provided, further, in the case of (ii), (iii), or (iv) (if the event, determination, enactment, interpretation, elimination, or legislation affects or relates to RALs and not to ARs), the terminating party shall first endeavor in good faith to reach terms with the other parties during the above-referenced discussion period regarding modification of the Program so that ARs can continue to be offered through the term of the Agreement. The termination rights set forth herein shall be the sole and exclusive remedy for the matters covered in subsections (ii), (iii), and (iv) above.

(b) HSBC and Beneficial Franchise, on the one hand, or Jackson Hewitt, on the other, may terminate the Agreement, at any time, immediately upon notice to the other parties, (i)

upon the filing by or against the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under comparable law; (ii) upon the other party’s making of an assignment of all or substantially all of its assets for the benefit of creditors; (iii) upon the application of the other party for the appointment of a receiver or trustee of its assets.

(c) HSBC may also terminate this Agreement effective upon notice to the other parties if (i) there are multiple failures by Jackson Hewitt Tax Service offices to comply with the Compliance Program set forth in Exhibit 3.7.

(d) Any party may terminate this Agreement upon the effective date of termination of the Amended and Restated Technology Services Agreement; provided, however, if it is ultimately determined that the Amended and Restated Technology Services Agreement by and between Jackson Hewitt Technology Services LLC and HSBC of even date herewith (“Amended and Restated Technology Services Agreement”) was wrongfully terminated, then such party shall be liable for wrongful termination under this Agreement.

8.3 Return of Proprietary Information. Upon termination of this Agreement, the parties will return to any furnishing party all proprietary and confidential information received in connection with this Agreement and certify in writing to such furnishing party that such receiving party has not retained any copies of such proprietary or confidential information.

8.4 Survival. The provision of Articles 7 (to the extent the payment due date is prior to the effective date of termination), 8, and 9, and Sections 3.3(vi), 7.2, 10.1, 10.2, 10.3, 10.5, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16, 10.17, 10.18, 10.19, 10.20, and 10.21 shall survive termination of this Agreement.

9.	INDEMNIFICATION.

9.1 Indemnification by Jackson Hewitt. Except as otherwise limited by this Agreement, Jackson Hewitt shall indemnify, defend and hold harmless HSBC, its affiliates, parents, and subsidiaries, and their respective officers, directors, employees, agents, successors and permitted assigns, from and against any and all expenses and costs (including, without limitation, reasonable attorneys’ fees), judgments, penalties, liabilities (including amounts paid in settlement or other disposition) in connection with any third party claims, disputes, controversies or litigation or regulatory action arising out of, relating to or resulting from (i) any violation or alleged violation of Applicable Law by Jackson Hewitt in connection with the Program (except when such violation or alleged violation is directly caused by JHI’s compliance with Program Protocols); (ii) any material breach by Jackson Hewitt of any representation, warranty, covenant or agreement hereunder or (iii) the negligence or willful misconduct of Jackson Hewitt in connection with the performance by it of its obligations under this Agreement.

9.2 Indemnification by HSBC. Except as otherwise limited by this Agreement, HSBC shall indemnify, defend, and hold harmless Jackson Hewitt, its affiliates, parents, and subsidiaries, and their respective officers, directors, employees, agents, successors and permitted assigns, from and against any and all expenses and costs (including, without limitation, reasonable attorneys’ fees), judgments, penalties, liabilities (including amounts paid in settlement or other disposition) in connection with any third party claims, disputes, controversies, litigation or regulatory action arising out of, relating to or resulting from (i) any violation or alleged violation of Applicable Law by HSBC, Originator or Beneficial Franchise (excluding any acts or omissions by the Operator with respect to such offer and sale, except if the claim is directly caused by the Operator acting in a manner expressly required by, or omitting to act in a manner expressly prohibited by, the Program Protocols); (ii) any material breach by HSBC or Beneficial Franchise of any representation, warranty, covenant or agreement hereunder; or (iii) the negligence or willful misconduct of HSBC or Beneficial Franchise in connection with the performance by them of their respective obligations under this Agreement.

9.3 Indemnification Procedures. The indemnitee shall promptly notify the indemnitor in writing of any claim that may be the subject of indemnification under this Article 10; provided, however, that the failure of an indemnitee to so notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder to the extent that such failure does not actually prejudice the indemnitor with respect to such claim. The indemnitee shall have the right (but not the obligation) to defend such action or proceeding by retaining attorneys of its own selection to represent it at the indemnitor’s reasonable expense; provided that the indemnitor shall in all events have the right to participate in such defense. Indemnitee shall not compromise or settle any such claim or action without the prior approval of the indemnitor. Indemnitor shall have the right to sole and exclusive control of the matter upon written notice to the indemnitee that indemnitor shall take full responsibility for all costs, fees, obligations and damages associated with such claim. Indemnitor shall not compromise or settle any claim or action without the prior approval of the indemnitee and Indemnitor shall not be permitted to take actions that would materially adversely affect indemnitee. In the event of disagreement among the parties with respect to the settlement or handling of a third party matter, the parties agree to seek the immediate assistance of a mediator to assist the parties in resolving the matter taking into account the detrimental impact of the proposed action or inaction on the parties respective businesses.

10.	MISCELLANEOUS

10.1 Privacy. No party shall make any unauthorized disclosure of or use any personal information of individual consumers which it receives from the other party or on the other party’s behalf other than to carry out the purposes for which such information is received, and each party shall comply in all respects with all applicable requirements of Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations and all other privacy regulations or requirements.

10.2 Information Security. Each party has developed, implemented, and will maintain effective information security policies and procedures that include administrative, technical and physical safeguards designed to (i) ensure the security and confidentiality of confidential information provided to the other parties hereunder, (ii) protect against anticipated threats or hazards to the security or integrity of such confidential information, (iii) protect against unauthorized access or use of such confidential information, and (iv) ensure the proper disposal of confidential information. All personnel handling such confidential information have been appropriately trained in the implementation of that party’s information security policies and procedures. Each party regularly audits and reviews its information security policies and procedures to ensure their continued effectiveness and determine whether adjustments are necessary in light of then-current circumstances including, without limitation, changes in technology, customer information systems or threats or hazards to confidential information. In the event of unauthorized access to confidential information or non-public personal information of individual consumers, each party shall cooperate with the other party, provide any notices and information regarding such unauthorized access to appropriate law enforcement agencies and government regulatory authorities, and affected customers which the other party in its sole discretion deems necessary.

10.3 Proprietary and Confidentiality Rights of The Parties. Each of the parties is informed and acknowledges that implementation and operation of the Program will involve the use of certain systems, computer programs, marketing, product development, risk management, and strategy data and/or other data, including business information or trade secrets (“Proprietary Information”) that are proprietary to the respective parties. Each party will retain in confidence all Proprietary Information received in connection with this Agreement and limit access to or disclosure of such Proprietary Information received in connection with this Agreement solely for the purpose of operation of the Program hereunder. To this end, the recipient will employ the same degree of care to avoid disclosure of such information that it employs with respect to its own information that it deems confidential. Such obligation of confidentiality shall not extend to any information which is shown to have been known by the receiving party prior to disclosure to it by the other party or parties hereto or generally known to others engaged in the same trade or business as the furnishing party, or that is or shall become part of public knowledge through no act or omission by the receiving party or its directors, officers, employees, professional advisors, or other representatives, or that shall have been lawfully received by the receiving party from a third party other than professional advisors and other representatives. Notwithstanding the foregoing, HSBC, upon obtaining appropriate consents from Applicants and the prior written consent of Jackson Hewitt, may share data obtained from such Applicant’s Returns and Applications with its affiliates for the purpose of detecting or preventing fraud.

10.4 Audit and Report Rights.

(a) During the Term and for a period of one year thereafter, each party shall upon reasonable written request to the other party, provide access to books and records to the other party; (but not to any third parties without the consent of that party, which consent shall not be unreasonably withheld) and cooperate with, and provide to, the other party such assistance as it reasonably may require in connection with such party’s audit of the Program or matters in connection with the exercise of termination rights.

(b) HSBC shall provide Jackson Hewitt with reports as reasonably requested by Jackson Hewitt, the expense of which shall be paid by Jackson Hewitt, in order to permit Jackson

Hewitt to perform an adequate assessment of internal control over financial reporting (which reports shall permit Jackson Hewitt’s auditors to audit Jackson Hewitt’s internal control over financial reporting and management’s assessment thereof). If Jackson Hewitt desires a SAS 70 report, HSBC shall engage its external auditors and shall provide a copy of such written report to Jackson Hewitt. The cost of providing the SAS 70 report by the external auditors shall be paid by Jackson Hewitt.

10.5 Representations. Each party represents and warrants to the others that (i) it is a corporation in good standing, (ii) its execution of this Agreement does not constitute a violation of any agreement or relationship to which it is a party, (iii) it has the right to enter into and perform its obligations hereunder and to grant the rights granted herein, and (iv) its Marks do not infringe upon the copyrights or trademarks of any third parties.

10.6 Agency; No Third Party Beneficiary.

(a) This Agreement does not establish or create a joint venture among Jackson Hewitt or HSBC (or its Originator) and the employees, agents or representatives of the respective parties and the Originator are not the partners, agents or representatives of each other. Except as otherwise provided in this Agreement, no party shall have, or hold itself out as having, any right, power or authority to act or create any obligation, express or implied, on behalf of the other.

(b) No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

10.7 Joint Marketing. The Parties may engage in joint marketing activities pursuant to this Agreement and any other joint marketing agreement that may be entered into from time to time if they find such activities acceptable.

10.8 Assignment. This Agreement may be assigned by HSBC without the consent of Jackson Hewitt; provided, however, that the effective date of such an assignment must either be (a) prior to October 31, 2007, but if such an assignment is prior to October 31, 2007, the assignee must have sufficient net worth to support the Program and be capable of performance and assumes the obligations of performance hereunder, or (b) after April 30, 2008. This Agreement may not be assigned by Jackson Hewitt without the prior written consent of HSBC, which consent shall not be unreasonably withheld.

10.9 Force Majeure. Either party shall be excused from performance hereunder for failure to perform any of the obligations if (i) such failure to perform occurs by reason of any of the following events (“Force Majeure Events”): act of God, fire, flood, storm, earthquake, tidal wave, communications failure, sabotage, war, military operation, terrorist attack, national emergency, mechanical or electrical breakdown, general failure of the postal or banking system, civil commotion, strikes, or the order, requisition, request or recommendation of any governmental agency or acting governmental authority, or either party’s compliance therewith or government proration, regulation, or priority, or any other similar cause beyond either party’s reasonable control and (ii) such Force Majeure Event is beyond such party’s reasonable control. The party excused from performance shall be excused from performance (i) only after notice from the party whose performance is impaired, (ii) only during the continuance of the Force Majeure Event and (iii) only for so long as such party continues to take reasonable steps to mitigate the effect of the Force Majeure Event and to substantially perform despite the occurrence of the Force Majeure Event. The party whose performance is not impaired may terminate this Agreement upon five (5) consecutive days’ notice during any tax season or upon twenty (20) consecutive days’ notice at any other time, effective immediately upon written notice to such party.

10.10 Public Announcements; Press Releases. Jackson Hewitt must obtain the approval of HSBC prior to the issuance or making of any press release or any other public announcement that relates to this Agreement or the parties’ business relationship, or that mentions HSBC’s or any of HSBC’s parents’, affiliates’ or subsidiaries’ names or tradenames. Jackson Hewitt must provide notice to HSBC and an opportunity to comment prior to the issuance or making of any press release or any other public announcement that relates to any Financial Product. HSBC must obtain the approval of Jackson Hewitt prior to the issuance or making of any press release or any other public announcement that mentions Jackson Hewitt’s or any of Jackson Hewitt’s parents’, affiliates’ or subsidiaries’ names or tradenames. The foregoing notice and approval procedures do not apply to filings or communications with the SEC or financial analysts and general oral responses to media inquiries, as long as such communications are not derogatory with respect to the other party or its parents, affiliates, or subsidiaries.

10.11 Confidential Nature of Agreement. The parties agree that the terms of this Agreement shall be kept confidential and may be released by a party to an unaffiliated third party only (i) if required by Applicable Law (including applicable laws of the securities and exchange commission and other regulatory bodies), or in connection with a merger, consolidation, sale of the stock or substantially all of the assets or other significant transaction of a party; provided that the party to whom this Agreement is disclosed is bound by confidentiality restrictions no less stringent than those set forth herein, or (ii) with the prior written consent of the other party hereto.

10.12 DISCLAIMERS. THE OBLIGATIONS OF JACKSON HEWITT, HSBC AND BENEFICIAL FRANCHISE UNDER THIS AGREEMENT ARE IN LIEU OF ALL WARRANTIES, EXPRESS OR IMPLIED. NONE OF JACKSON HEWITT, HSBC OR BENEFICIAL FRANCHISE SHALL BE LIABLE FOR INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR INCOME, LOSS OF USE OR OTHER BENEFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES PERFORMED HEREUNDER.

10.13 Governing Law. Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§1051 et seq.), or other federal law, this Agreement and all claims arising from the relationship between the parties hereto shall be governed by, and interpreted in accordance with, the laws of the State of Delaware (without regard to its conflict of laws principles).

10.14 Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery against a signed receipt; (b) facsimile transmission (with confirmation of receipt as provided below); (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or as such other address or facsimile number for such party as shall be specified by notice given hereunder):

If to HSBC to:

HSBC Taxpayer Financial Services Inc.

90 Christiana Road

New Castle, DE 19720

Attention: Vice President - Sales

With a copy to: Office of the General Counsel

If to Beneficial Franchise:

Beneficial Franchise Company, Inc.

200 Somerset Corporate Blvd.

Bridgewater, NJ 08807

Attention: Vice - President

If to Jackson Hewitt:

Jackson Hewitt Inc.

3 Sylvan Way

Parsippany, NJ 07054

Attention: Group Vice President – Financial Products

With a copy to: Office of the General Counsel

All such notices and communications shall be deemed delivered upon (a) actual receipt thereof by the addressee, (b) actual delivery thereof to the appropriate address, or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously dispatch a copy of the notice to the addressee at the address(es) indicated above by an overnight courier service. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

10.15 Severability; Waiver. If any provision of this Agreement (other than a provision relating to fees or credit criteria) shall for any reason be held invalid, illegal or unenforceable,

then the same shall not affect the validity of this Agreement or any other provision hereof, unless such a change has a material impact on any party, and this Agreement shall be interpreted and construed as if such provision to the extent invalid, had not been contained herein. The parties shall in good faith endeavor to redesign the Program or the terms hereof in a manner consistent with the intent and economic effect of this Agreement before terminating this Agreement pursuant to this Section. No waiver of any breach of this Agreement shall be effective unless made in writing and signed by an authorized representative of the waiving party. The waiver by any party of any breach hereof shall not operate or be interpreted as a waiver of any other or subsequent breach.

10.16 Commitment to Negotiation.

(a) Negotiation. Except with respect to a party’s wrongful use of the Marks of the other party for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against either party by third parties, no party hereto shall institute any proceeding in any court or administrative agency or any arbitration to resolve a dispute among the parties before that party has sought to resolve the dispute through direct negotiation with the other parties. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties may then seek alternative methods of resolution.

(b) Consent to Jurisdiction. The parties agree that any other party may institute any action against it in any state or federal court of competent jurisdiction located in the City of New York, State of New York and irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction of or venue in such courts. This provision, however, shall not prevent a party from filing suit in any other court of competent jurisdiction if it chooses to do so.

10.17 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH SUIT, ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

10.18 Entire Agreement. This Agreement, together with all Exhibits hereto, including any related agreements, and the Technology Service Agreement represents the entire agreement between the parties with respect to the subject matter set forth herein and each party represents and warrants to the other that there are no oral understandings between or among them or other written documents that differ from the terms and conditions of this Agreement. This Agreement may be modified only by a written agreement, signed by the party against whom enforcement is sought.

10.19 Headings; Construction. Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section or in any way affect this Agreement.

10.20 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of, which shall be taken together and deemed to be one instrument.

10.21 Further Assurance. From time to time after the execution of this Agreement, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[Remainder Intentionally Left Blank]

The parties have executed and delivered this Agreement as of the day and year first above written.

WITNESS:	HSBC TAXPAYER FINANCIAL SERVICES INC.

/s/ Nancy Polgar	By:	/s/ Reynold F. Sbrilli
	Name:	Reynold F. Sbrilli
	Title:	Senior Vice President

WITNESS:	BENEFICIAL FRANCHISE COMPANY, INC.

/s/ Nancy Polgar	By:	/s/ Susan E. Artman
	Name:	Susan E. Artman
	Title:	Vice President

WITNESS:	JACKSON HEWITT INC.

/s/ Evan Reed	By:	/s/ Bill San Giacomo
	Name:	Bill San Giacomo
	Title:	Group Vice President – Financial Product

Exhibit 2.2(c)

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Exhibit 3.7

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